Ex. 99.28(j)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 23, 2022, with respect to the financial statements of each of the funds comprising JNL Series Trust, as of December 31, 2021, incorporated by reference herein, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Chicago, Illinois

November 11, 2022